EXHIBIT 16

[KPMG LLP LETTERHEAD]

March 8, 1999


Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Chadmoore Wireless Group, Inc. and under the date of March 27, 1998, except as to the third paragraph of Note 7a and the second paragraph of Note 8b which are as of November 13, 1998, we reported on the consolidated financial statements of Chadmoore Wireless Group, Inc. as of and for the years ended December 31, 1997 and 1996. On February 24, 1999, our appointment as principal accountants was terminated. We have read Chadmoore Wireless Group, Inc.'s statements included under Item 4 of its Form 8-K dated March 3, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Chadmoore Wireless Group, Inc.'s statement that the change was approved by the board of directors, nor are we in a position to agree or disagree with any information in Item 4(b).

                                Very truly yours,

                                    KPMG LLP